EXHIBIT 99.1

CLINICAL DATA, INC. AND SUBSIDIARIES

[BDO LETTERHEAD]

Report of Independent Certified Public Accountants

Board of Directors
Forest Laboratories, Inc.
New York, New York

We have audited the accompanying consolidated balance sheet of Clinical Data, Inc. and subsidiaries (the “Company”) as of March 31, 2011, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2011, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP
New York, New York
June 20, 2011

CLINICAL DATA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
MARCH 31, 2011

(In thousands, except share and per share amounts)

ASSETS
Current Assets:
Cash and cash equivalents	$19,887
Inventory	5,541
Prepaid expenses, note receivable and other current assets	1,239
Total current assets	26,667

Property, plant and equipment, net	922
Goodwill	30,833
Intangible assets, net	5,923
Note receivable and other assets	8,650
TOTAL ASSETS	$72,995

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$5,257
Current portion of capital leases	46
Accounts payable	14,708
Accrued expenses	24,453
Total current liabilities	44,464

Long-Term Liabilities:
Long-term debt, net of current portion	6,600
Convertible note payable (related-party), net of unamortized discount	31,651
Capital lease obligations, net of current portion	40
Other long-term liabilities	29
Contingent acquisition costs (Note 9)	14,705
Total long-term liabilities	53,025

Commitments and contingencies (Note 9)
Stockholders' Equity:
Preferred Stock, $.01 par value, 1,500,000 shares authorized; none issued and outstanding	-
Common stock, $.01 par value, 100,000,000 shares authorized; 31,227,000 shares issued and outstanding	312
Additional paid-in capital	414,104
Accumulated deficit	(438,910)
Total stockholders’ equity	(24,494)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$72,995

See notes to consolidated financial statements.

CLINICAL DATA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED MARCH 31, 2011

(In thousands, except share and per share amounts)

Revenues	$4,000
Cost of revenues	1,000
Gross profit	3,000

OPERATING EXPENSES:
Research and development	57,411
Sales and marketing	1,243
General and administrative	41,653
Total operating expenses	100,307

Operating loss	(97,307)
Interest expense	(913)
Interest expense (related-party)	(6,382)
Interest income	248
Other income, net	2,001

Loss from continuing operations before taxes	(102,353)
Benefit from income taxes	1,248
Loss from continuing operations	(101,105)
Income from discontinued operations, net of taxes	1,912
Net loss	$(99,193)

See notes to consolidated financial statements.

CLINICAL DATA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE YEAR ENDED MARCH 31, 2011

(in thousands)	Common Stock Shares	Common Stock Par Value	Additional Paid-in Capital	Accumulated Deficit	Total
BALANCE at March 31, 2010	26,519	$265	$343,345	$(339,717)	$3,893
Public offering, net of transaction costs of $2,122	2,237	22	29,851	-	29,873
Exercise of stock options, net of shares surrendered	422	4	5,808	-	5,812
Exercise of stock warrants	100	1	896	-	897
Merck milestone	1,759	18	26,312	-	26,330
Contingent value right	160	2	(2)	-	-
Stock-based compensation	30	-	7,894	-	7,894
Net loss	-	-	-	(99,193)	(99,193)
Total comprehensive loss

BALANCE at March 31, 2011	31,227	$312	$414,104	$(438,910)	$(24,494)

See notes to consolidated financial statements.

CLINICAL DATA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
YEAR ENDED MARCH 31, 2011
(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(99,193)
Income from discontinued operations	(1,912)
Loss from continuing operations	(101,105)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	1,120
Stock-based compensation	7,030
Non-cash milestones paid to Merck under license agreement	10,612
Accretion of discount on convertible note with related party	1,522

Changes in current assets and liabilities, net of disposed assets and liabilities:
Inventory	(5,541)
Prepaid expenses, notes receivable and other assets	197
Accounts payable and other liabilities	24,547
Cash used in continuing operations	(61,618)
Cash used in discontinued operations	(3,319)
Net cash used in operating activities	(64,937)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment	(280)
Cash used in investing activities - continuing operations	(280)
Cash provided by investing activities - discontinued operations	6,832
Net cash provided by investing activities	6,552

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment on debt and capital leases	(6,152)
Exercise of stock options and warrants	6,709
Contingent payments made to (or payable to) sellers of AdenosineTherapeutics	(1,333)
Proceeds from the sale of common stock, net of transaction costs	29,873
Cash provided by financing activities - continuing operations	29,097
Cash used in financing activities - discontinued operations	(70)
Net cash provided by financing activities	29,027
NET DECREASE IN CASH AND CASH EQUIVALENTS	(29,358)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	49,245
CASH AND CASH EQUIVALENTS, END OF PERIOD	$19,887

See notes to consolidated financial statements. Continued

CLINICAL DATA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED MARCH 31, 2011
(In thousands)

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$5,852
Income taxes	$-
Non-cash transactions:
Equity issued to acquire technology rights	$26,330
Notes received from sale of FAMILION and Biomarker Business	$9,628

See notes to consolidated financial statements.
(concluded)

CLINICAL DATA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2011

(1) Nature of Business and Basis of Presentation

Nature of Business

Clinical Data, Inc. (the “Company”) is a Delaware corporation headquartered in Newton, Massachusetts. The Company’s main operating business is Trovis Pharmaceuticals LLC (formerly known as PGxHealth, LLC), a wholly-owned Delaware limited liability company.

The Company is focused on the development and commercialization of therapeutics. The Company received marketing approval from the U.S. Food and Drug Administration (“FDA”) on January 21, 2011 for vilazodone, trademarked as Viibryd, a new molecular entity and a selective serotonin reuptake inhibitor and serotonin 1A (“5-HT1A”) receptor partial agonist for the treatment of Major Depressive Disorder in adults. The Company continues to advance its late-stage drug candidate apadenoson, trademarked as Stedivaze, a selective adenosine receptor 2A agonist and a coronary vasodilator, currently in Phase III of clinical development for use in nuclear Single Photon Emission Computed Topography myocardial perfusion imaging. On November 1, 2010, the Company announced that the Office of Orphan Products Development of the FDA granted Orphan Drug Designation for pulmonary arterial hypertension (“PAH”) to PRX-8066, a selective serotonin 2B (“5-HT2B”) receptor antagonist. The Company is now developing plans for the continued clinical development of PRX-8066 for the treatment of PAH.

The Company also has a pipeline of preclinical compounds. In February 2011, the Company filed an Investigational New Drug (“IND”) application with the FDA for ATL844, its potent and selective A2B adenosine receptor antagonist for the indication of asthma. On May 10, 2010, Santen Pharmaceutical Co., Ltd. (“Santen”) exercised its option to license one of these preclinical compounds by making a $2.0 million non-refundable payment to the Company for exclusive global rights to develop the Company’s second adenosine receptor 2A agonist, referred to as ATL313, as a topical medication for glaucoma. In December 2010, Santen filed an IND application with the FDA for ATL313 for the indication of primary open angle glaucoma and ocular hypertension. Under the terms of the license agreement for ATL313 entered into by Santen and the Company in April 2010, the IND filing gave rise to a $2.0 million milestone payment to the Company, which was received on January 7, 2011. Santen has received FDA acceptance of the IND application and plans to initiate clinical trials of ATL313 in early 2011. The Company also has an agreement in place with Novartis Bioventures, Ltd., an affiliate of Novartis AG, providing Novartis with an option to license the rights to develop the Company’s adenosine receptor 2B agonist, referred to as ATL844, for the treatment of asthma and/or diabetes.

Basis of Presentation

As an integral part of its strategy to focus on therapeutics, the Company sold its FAMILION® genetic testing and pharmacogenomics biomarker development business (“FAMILION and Biomarker Business”) in December 2010. Accordingly, these operating units have been presented in the consolidated financial statements as discontinued operations. These transactions are described in more detail in Note 4 – Discontinued Operations.

The accompanying consolidated financial statements of the Company and subsidiaries have been prepared on a basis which assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As described below in Note 2, the Company entered into an Agreement and Plan of Merger dated February 22, 2011, as amended (the “Merger Agreement”), with Forest Laboratories, Inc., a Delaware corporation (“Forest”), FL Holding CV, an entity organized under the laws of the Netherlands and a wholly owned subsidiary of Forest (“Parent”), and Magnolia Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Parent (“Purchaser”), which was completed on April 13, 2011.

(2) Merger with Forest Laboratories

Pursuant to the Merger Agreement, Forest completed its acquisition of Clinical Data on April 13, 2011.

The transaction was consummated through a tender offer (the “Offer”) by the Purchaser to acquire (i) all of the outstanding shares of common stock, $0.01 par value per share, of Clinical Data (the “Shares”) for (A) $30.00 per Share, net to the holder thereof in cash and less any withholding taxes, and (B) contingent consideration of up to $6.00 per share that may be paid pursuant to the terms of a Contingent Value Rights Agreement (the “CVR Agreement”), dated as of April 12, 2011, by and among Forest, Parent and American Stock Transfer & Trust Company, LLC, as rights agent, for the benefit of Clinical Data’s security holders based upon achievement of certain milestones related to Viibryd (the “CVR Portion”), (ii) all of the outstanding warrants to purchase Shares that have exercise prices of $36.00 per Share or less (the “In-the-Money Warrants”) for the consideration set forth in the Merger Agreement, and (iii) all of the outstanding convertible promissory notes (the “Company Notes,” and together with the Shares and the In-the-Money Warrants the “Securities”) issued by Clinical Data on February 25, 2009 in the aggregate principal amount of $50.0 million, for the consideration set forth in the Merger Agreement.

The Offer expired on April 11, 2011. On April 12, 2011, the Purchaser accepted for purchase all Securities that were validly tendered and not validly withdrawn in accordance with the terms of the Offer. The Securities validly tendered and not validly withdrawn represented approximately 82.8% of the Shares on a fully-diluted basis.

Immediately following the Purchaser’s acquisition of the Company Notes, they were converted into 6,110,599 Shares. Subsequent to the conversion of the Company Notes, the Purchaser had an aggregate ownership of over 90% of the outstanding Shares on a fully-diluted basis.

On April 13, 2011, following the conversion of the Company Notes, Forest completed its acquisition of Clinical Data by effecting a short-form merger, of the Purchaser with and into Clinical Data (the “Merger”), with Clinical Data surviving as a direct wholly-owned subsidiary of Dogwood Holding Corp., a Delaware corporation and a wholly-owned subsidiary of the Parent and, prior to the consummation of the Merger, the direct parent of the Purchaser. As a result of the Merger, any Shares not tendered in the Offer (other than Shares held by the Purchaser or Clinical Data, or Shares held by Clinical Data stockholders who have and validly exercise appraisal rights under Delaware law) were canceled and converted into the right to receive the same consideration that was paid for such Shares in the Offer. Additionally, as a result of the merger, all outstanding In-the-Money Warrants issued by Clinical Data and exercisable for the common stock of Clinical Data were, as permitted by the terms thereof, canceled and converted into the right to receive the same consideration per In-the-Money Warrant that would have been paid in the Offer.

Pursuant to the Merger Agreement, the Company was required to cause each unexercised Company stock option with a per share exercise price less than $30.00 that was outstanding immediately prior to the Merger (whether or not otherwise vested and exercisable at such time) (collectively, the “Cash-Out Options”) to be canceled immediately prior to the Merger. Each holder of the Cash-Out Options was entitled to receive (A) an amount in cash, equal to the product of (i) the amount by which (x) $30.00 exceeds (y) the per share exercise price of such Cash-Out Option, multiplied by (ii) the number of shares of common stock subject to such Cash-Out Option as of immediately prior to the Merger, and (B) the contractual right to receive the CVR Portion with respect to the total number of shares of common stock subject to such Cash-Out Options as of immediately prior to the Merger as set forth in the CVR Agreement.

The Company was required to cause each unexercised Company stock option with an exercise price per share that was greater than $30.00 and less than $36.00 that was outstanding immediately prior to the Merger (whether or not otherwise vested and exercisable at such time) (collectively, the “CVR Options”) to be canceled immediately prior to the Merger. Each holder of the CVR Options was entitled to the contractual right to receive the CVR Portion reduced by the aggregate amount by which the exercise price of such shares of common stock subject to such CVR Option was more than the product of $30.00 multiplied by the number of shares subject to such CVR Option, as provided in the CVR Agreement.

The Company was required to cause each outstanding stock option that was either not a Cash-Out Option or a CVR Option (collectively, the “Out-of-the Money Options”) to be canceled immediately prior to the Merger. Each holder of an Out-of-the Money Option received no consideration as a result of the Merger.

The aggregate consideration payable to the former security holders of Clinical Data in the Offer and the Merger in respect of their securities, and to cash out Clinical Data options, is approximately $1.27 billion, which Forest will finance with existing cash.

In connection with the Merger, the Company engaged a banker. The banker was entitled to a fee at the completion of the Merger.  As a result of entering into the Merger Agreement on February 22, 2011, the Company believed that the contingent fee was probable and estimated the fee to be approximately $18.0 million. Accordingly, the Company has recorded this amount in “Accrued expenses” on the accompanying balance sheet and recorded it under the caption “General and administrative expenses” on the accompanying statement of operations for the year ended March 31, 2011.

(3) Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Accounting estimates are based on historical experience and other factors that are considered reasonable under the circumstances. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid instruments with remaining maturities of 90 days or less when purchased and consist of operating and money market accounts.

Inventory

The Company periodically evaluates whether a portion of its commercial supply investment may be capitalized as inventory. Generally, inventory may be capitalized if it is probable that future revenue will be generated from the sale of the inventory and that these revenues will exceed the cost of the inventory. The Company expensed all of its commercial supply investment for Viibryd through December 31, 2010 due to the high risk inherent in drug development. Beginning January 1, 2011, the Company capitalized its commercial supply investment in Viibryd as a result of receiving FDA approval on January 21, 2011.

Depreciation and Amortization

The Company provides for depreciation and amortization using the straight-line method by charges to operations in amounts that depreciate the cost of the fixed asset over their estimated useful lives. The estimated useful lives, by asset classification, are as follows:

Asset Classification	Useful Lives
Laboratory equipment	2-7 years
Leasehold improvements	Lesser of useful life or lease term
Computer equipment	3-7 years
Furniture and fixtures	2-7 years

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate to their carrying amount. If an impairment is indicated, the assets are written down to fair value. Fair value is determined based on discounted cash flows or appraised values, depending on the nature of the assets.

Goodwill and Intangibles

The Company’s goodwill and indefinite-lived intangibles are not being amortized and definite-lived intangibles, which primarily consist of completed technology, are being amortized over their useful lives.

The Company completed its annual impairment test of goodwill as of December 31, 2010 and concluded that there was no impairment of goodwill.

Recoverability of definite-lived intangible assets is assessed only when events have occurred that may give rise to an impairment. When a potential impairment has been identified, forecasted undiscounted net cash flows of the operations to which the asset relates are compared to the current carrying value of the long-lived assets present in that operation. If such cash flows are less than such carrying amounts, long-lived assets, including such intangibles are written down to their respective fair values. No impairments were noted during the year ended March 31, 2011.

Revenue Recognition

Revenue is currently derived from fees and other payments for licenses of intellectual property. On May 10, 2010, the Company received a $2.0 million payment from Santen for exclusive global rights to develop ATL313 for the indication of glaucoma. In December 2010, Santen filed an IND application with the FDA for ATL313 for the indication of primary open angle glaucoma and ocular hypertension. Under the terms of the license agreement for ATL313 entered into by Santen and the Company in April 2010, the IND filing gave rise to a $2.0 million milestone payment to the Company in December 2010, which was received on January 7, 2011. These amounts were recorded as revenue during the year ended March 31, 2011 as the Company had no significant continuing involvement with this product.

Research and Development Costs

The Company charges research and development costs to operations as incurred. Research and development expenses are comprised of costs incurred by the Company in performing research and development activities, including salary and benefits; stock-based compensation expense; laboratory supplies and other direct expenses; contractual services, including clinical trial and pharmaceutical development costs; commercial supply investment in its drug candidates; and infrastructure costs, including facilities costs and depreciation expense. The Company periodically evaluates whether a portion of its commercial supply investment may be capitalized as inventory. Generally, inventory may be capitalized if it is probable that future revenue will be generated from the sale of the inventory and that these revenues will exceed the cost of the inventory. The Company expensed all of its commercial supply investment for Viibryd through December 31, 2010 due to the high risk inherent in drug development. Beginning January 1, 2011, the Company capitalized its commercial supply investment in Viibryd as a result of receiving FDA approval on January 21, 2011. Research and development expenses are reduced by grants/funding received by third-parties in support of research and development programs. During the year ending March 31, 2011, the Company received $1.2 million of grants and tax credits including two grants totaling $489,000 from the Internal Revenue Service under the Qualifying Therapeutic Discovery Project program.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences of differences between the carrying amounts and tax bases of assets and liabilities and operating loss carryforwards using enacted rates expected to be in effect when those differences reverse. Valuation allowances are provided against deferred tax assets that are not expected to be realized.

The Company provides reserves or does not recognize tax benefits for potential payments of tax to various tax authorities related to uncertain tax positions and other issues. Tax benefits for uncertain tax positions are based on a determination of whether and how much of a tax benefit taken by the Company in its tax filings or positions is “more likely than not” to be realized following resolution of any potential contingencies present related to the tax benefit, assuming that the matter in question will be raised by the tax authorities. The Company’s policy is to record penalties with respect to income tax assessments as general and administrative expenses whereas interest associated with such uncertain tax positions is recorded as interest expense.

Equity-Based Compensation

Stock-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as compensation cost over the requisite service (vesting) period.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of cash and cash equivalents. The Company maintains substantially all of its cash and cash equivalents in financial institutions, believed to be of high-credit quality.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash equivalents, notes receivable, accounts payable and long-term debt. Accounting principles generally accepted in the United States of America establish a fair value hierarchy, which classifies fair value measurements based on the inputs used in measuring fair value. These inputs include:  Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The carrying amounts of cash, notes receivable and accounts payable are considered reasonable estimates of their fair value, due to the short maturity of these instruments. Based on the borrowing rates currently available to the Company for long-term debt with similar terms and average maturities as the Company’s instruments, the fair value of long-term debt was not significantly different than the carrying value at March 31, 2011.

The following table presents information about the assets and liabilities measured at fair value on a recurring basis as of March 31, 2011:

(in thousands)
Description	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents	$19,226	$-	$-	$19,226

Segment and Geographical Information

For the year ended March 31, 2011, the Company has reported its business as a single reporting segment.

For the year ended March 31, 2011 (after the sale of the Company’s FAMILION and Biomarker Business), the Company operated its business exclusively in United States and the only sources of revenue were milestones from Santen.

(4) Discontinued Operations

FAMILION and Biomarker Business

On December 29, 2010 (the “Closing Date”), the Company completed the sale to Transgenomic, Inc. (“Transgenomic”) of substantially all of the assets associated with the Company’s FAMILION and Biomarker Business. The consideration received from Transgenomic at the Closing Date consisted of $6.0 million in cash, a secured promissory note (the “First Note”) issued by Transgenomic in the principal amount of $8.6 million, which is included under the caption “Note receivable and other assets” on the accompanying balance sheet, and a secured promissory note (the “Second Note”) in the principal amount of $989,000, which is included under the caption “Prepaid expenses, note receivable and other current assets” on the accompanying balance sheet. In addition, the Company is entitled to receive additional consideration in the future based on Transgenomic’s collection of the Closing Date accounts receivable of the FAMILION and Biomarker Business, the successful development and commercialization of biomarker assays for any FCGamma gene or any ABCB or MDR gene, reimbursements received by Transgenomic from payors or any sublicencees in connection with the performance of certain biomarker assays of the FAMILION and Biomarker Business (or sales of reagent-assay kits) and a subsequent sale or exclusive license to any third party by Transgenomic of certain of the assets of the FAMILION and Biomarker Business.

The First Note is a three-year note bearing interest at 10% per annum and is payable in equal quarterly installments commencing on the eighteen-month anniversary of the Closing Date. The Second Note is a one-year note bearing interest at 6.5% per annum and is payable in equal monthly installments commencing on the one-month anniversary of the Closing Date. In connection with the sale and the issuance of the First Note and Second Note, the parties entered into a Security Agreement (the “Security Agreement”) that provides the Company with a first lien security interest in all of Transgenomic’s assets, including the assets of the FAMILION and Biomarker Business. The Security Agreement also restricts Transgenomic’s ability to incur additional indebtedness, dispose of the collateral covered by the Security Agreement and declare any dividends or make distributions to its stockholders. If Transgenomic is unable to repay the amounts owed under the notes or if Transgenomic is unable to collect the accounts receivable of the FAMILION and Biomarker Business, our planned operations and future operating results may suffer.

In connection with the Closing, Randal J. Kirk, one of the Company’s directors, the Chairman of the Company’s Board of Directors and a stockholder of the Company invested, through certain of his affiliates, $6.0 million in Transgenomic in the form of a purchase of Transgenomic’s Series A convertible preferred stock and warrants to purchase Series A convertible preferred stock. The investment by Mr. Kirk was used to fund the cash portion of Transgenomic’s acquisition of the FAMILION and Biomarker Business.

Cogenics

In March 2009, the Company entered into a letter of intent to sell its Cogenics division, which was comprised of Cogenics, Inc., Epidauros Biotechnologie AG and Cogenics Genome Express S.A. The Cogenics division was sold on April 14, 2009 for net proceeds of $13.2 million, as adjusted, excluding $2.2 million held in escrow for a period of up to eighteen months. On October 18, 2010, the Company received $1.5 million from the funds held in escrow since April 2009 from the sale of the Cogenics division. This amount was recorded as income from discontinued operations for the year ended March 31, 2011, net of taxes of $619,000. A corresponding benefit from taxes from continuing operations was recorded for the effect of tax expense allocated to discontinued operations.

Summarized statement of operations data for the FAMILION and Biomarker Business and Cogenics for the year ended March 31, 2011 is set forth below:

(in thousands)
Revenue	$10,511

Loss from Operations Before Disposal:
Loss before taxes	$(4,166)
Income taxes	1,552
Loss from discontinued operations, net of taxes	(2,614)

Disposal:
Gain on disposal of FAMILION and Biomarker business, net of taxes	3,608
Gain on disposal of Cogenics, net of taxes	918

Gain/(loss) from discontinued operations, net of tax	$1,912

(5) Property, Plant and Equipment

Property, plant and equipment consist of the following at March 31, 2011:

(in thousands)
Laboratory equipment	$740
Leasehold improvements	1,732
Computer equipment and software	464
Furniture and fixtures	158
3,094
Less: accumulated depreciation and amortization	(2,172)
$922

During fiscal 2011, depreciation expense totaled $260,000.

The gross amount of the Company assets under capital leases as of March 31, 2011 was $90,000 of laboratory equipment and $68,000 of computer equipment.

(6) Intangible Assets

The intangible asset balances are as follows at March 31, 2011:

	Average
	Useful
(in thousands)	Life
Completed technology	5 Years	$3,700
In-process technology	N/A	3,200
Other	5 Years	600
		7,500
Less: accumulated amortization		(1,577)

Intangible assets, net		$5,923

During fiscal 2011, amortization of intangible assets totaled $860,000.

Amortization with regard to the intangible assets at March 31, 2011 is expected to total $860,000 in 2012, 2013 and 2014 and $143,000 in 2015.

(7) Accrued Expenses

Accrued expenses consist of the following at March 31, 2011:

(in thousands)
Payroll and payroll-related expenses	$1,118
External research and development expenses	1,362
Merger related costs	18,042
Other	3,931
$24,453

(8) Debt

The Company's long-term debt obligations are as follows at March 31, 2011:

(in thousands)

Notes payable, bearing interest at 6.5%, with monthly principal payments due through June 2011 and secured by certain of PGxHealth's leasehold improvements	$757
Note payable, bearing interest at 11% with monthly principal payments of $100 through April 1, 2011 and secured by the assets acquired from Adenosine Therapeutics	100
Note payable, bearing interest at 6% with quarterly principal payments of $1,100 through July 13, 2013 and secured by the assets acquired from Adenosine Therapeutics	11,000
Convertible notes payable (related party), maturing February 25, 2017	50,000
61,857
Less: current portion	(5,257)
unamortized discount	(18,349)
$38,251

The holders of the convertible notes payable are certain affiliates of Third Security, LLC whose CEO and founder is Randal J. Kirk, the Chairman of the Company’s Board of Directors. Interest on the convertible notes is payable annually at a rate of 9.72% due on February 25th. After February 25, 2011, the principal on the notes is prepayable at the option of the Company at no cost or penalty. Further, the holders of the notes may elect to convert the Company Notes in part or in whole at any time into the Company’s common stock at a fixed price of $8.18 per share. The notes are unsecured.

A portion of the proceeds from the convertible notes totaling $50.0 million was allocated to detachable warrants issued in connection with the convertible notes and a beneficial conversion feature, which resulted in an aggregate debt discount of $21.2 million, which is being amortized over the term of the notes using the effective interest method. The principal on the convertibles notes is convertible at any time into the Company’s common stock at a conversion price of $8.18 per share. The difference between the effective conversion price and the fair value of the securities into which the debt is convertible at the commitment date resulted in a beneficial conversion feature on the convertible notes aggregating to $10.4 million. The beneficial conversion feature was recognized as a discount to the debt and which will be amortized over the term of the note. The relative fair value assigned to the warrants totaling $10.8 million was recognized as additional paid-in capital. Amortization of the debt discount totaled $1.5 million in fiscal 2011 and is included in interest expense on the accompanying statement of operations.

In accordance with the term of the convertible notes,  the Company is restricted from incurring additional indebtedness, redeeming or declaring or paying any cash dividend or cash distribution on its common stock, or issuing or selling any rights, warrants or options to subscribe for or purchase its common stock or securities convertible into or exercisable for common stock at a price which is less than the then market price of the Company’s common stock, other than in connection with an underwritten public offering.

The maturities of the long-term debt as of March 31, 2011 are as follows:

2012	$5,257
2013	4,400
2014	2,200
2015	-
2016	-
After	50,000
Total	$61,857

On April 12, 2011, the Purchaser acquired the Company Notes and converted them into 6,110,599 shares of the Company’s common stock.

(9) Commitments and Contingencies

Litigation

The Company is, from time to time, subject to disputes arising in the normal course of business.

Stein Action

The Company is the plaintiff-in-counterclaim in a civil action commenced by Israel M. Stein, M.D., its former Chief Executive Officer and director (the “Stein Action”), arising out of Dr. Stein’s violations of his employment agreement with the Company. As a result of Dr. Stein’s misconduct, the Company terminated Dr. Stein’s remaining severance benefits effective as of the end of April 2007. Dr. Stein denied any violation of his employment agreement and commenced the Stein Action in August 2007 seeking payment of his remaining severance benefits, which he claimed totaled $475,000. Dr. Stein also asserted claims against the Company under the Massachusetts Wage Act and the Massachusetts Consumer Protection Act, both of which permit the imposition of multiple damages and attorneys’ fees in appropriate circumstances. The Company asserted counterclaims against Dr. Stein for breach of his employment agreement, breach of fiduciary duty, and misuse of trade secrets.

Prior to trial, the Superior Court dismissed all of Dr. Stein’s claims against the Company with prejudice based upon Dr. Stein’s various discovery violations. The Company’s counterclaims subsequently were tried to a jury between February 28, 2011 and March 9, 2011. The jury awarded the Company $5.8 million in damages on its counterclaims, not including pre-judgment interest. Final Judgment in favor of the Company was entered on March 29, 2011. On April 15, 2011, Dr. Stein filed a Notice of Appeal for the Final Judgment. The ultimate outcome of Dr. Stein’s appeal cannot be predicted at this time; accordingly, the Company has not recorded the jury award.

AMRI Actions

The Company is the plaintiff in a civil action commenced on April 16, 2009 against Albany Molecular Research, Inc. (“AMRI”) (the “Massachusetts Action”). The Company is also defending, and has agreed to indemnify its independent consultant, Mr. George Schloemer in a related action against AMRI (the “New York Action” or with the Massachusetts Action, the “AMRI Actions”). The AMRI Actions arise out of AMRI’s failure to fulfill its obligations under a master services agreement and certain related work orders calling for the synthesis and production of specified amounts of a new pharmaceutical compound. The action seeks damages from AMRI in the Massachusetts Action in an amount to be determined, and a judicial declaration that it has no further obligations to AMRI under the parties’ agreements. AMRI has asserted various counterclaims against the Company in the Massachusetts Action seeking damages under the same agreements in the amount of approximately $4.0 million. AMRI also has asserted various claims against Mr. Schloemer in the New York Action based upon Mr. Schloemer’s alleged interference in AMRI’s actual and prospective business relationships with the Company. AMRI purports to value those claims in the range of $5.0 million, but has not disclosed the factual basis for its valuation.

On June 10, 2011, Forest and AMRI entered into a settlement agreement whereas Forest agreed to pay AMRI $500,000 to resolve these actions. Forest also agreed to pay AMRI an additional $500,000 on or before June 10, 2014 (the “Deferred Payment”). The Deferred Payment shall be reduced, dollar-for-dollar, for each dollar that Forest pays to AMRI for any fees, costs, expenses, or other charges relating to any work that AMRI performs, or services that AMRI provides, to Forest on mutually-agreeable terms on or before June 10, 2014. As of March 31, 2011, the Company has recorded a contingent loss of $500,000 related to these actions as the Company is unable to assess the probability of  or estimate the amount of the Deferred Payment, if any.

Apecs Action

The Company is a third-party defendant in a civil action commenced in 2005 by Apecs, Inc. (“Apecs”) against defendant and third-party Applied Analytics, Inc. and its principal, Yoav Barshad (collectively, “Applied Analytics”) (the “Apecs Action”).  Applied Analytics asserted third-party claims against the Company and others, including Dr. Stein, alleging, inter-alia, that the Company had wrongfully interfered in Applied Analytics’ business relationship with Apecs. Applied Analytics sought damages and other relief from the Company. On March 28, 2008, the Superior Court dismissed all of Applied Analytics’ third-party claims and counterclaims with prejudice based upon Applied Analytics’ various discovery violations, and ordered Applied Analytics to reimburse the Company for reasonable attorneys’ fees and costs that it incurred in the Apec Action as a sanction for Applied Analytics’ misconduct. The Company since has submitted a Petition for Attorneys’ Fees and Costs (the “Petition”) in the amount of $384,000. That Petition is still pending. The outcome of the Petition cannot be predicted at this time; accordingly, the Company has not recorded the Petition.

M&A Actions

Between February 25, 2011 and March 25, 2011, eight putative class action lawsuits were filed against the Company, members of the board of directors of the Company, Forest, the Purchaser and the Parent arising out of the Merger (collectively, the “M&A Actions”).The M&A Actions generally allege that the members of the board of directors of the Company breached their fiduciary duties of loyalty, care, independence, good faith and fair dealing to its stockholders by entering into the Merger Agreement because they, among other things, used a process that was unfair and inadequate and tailored to better their own interests at the expense of the Company’s public stockholders and failed to provide the Company’s stockholders with material information regarding the merger. The M&A Actions also allege that Forest, Purchaser and the Company aided and abetted the board of directors of the Company in breaching their fiduciary duties. Plaintiffs seek monetary damages in an unspecified amount to be determined at trial. One lawsuit was filed in the Superior Court of the Commonwealth of Massachusetts, County of Middlesex, another two lawsuits were filed in the United States District Court of Massachusetts, and the other five Lawsuits were filed in the Court of Chancery of the State of Delaware. The first four Delaware Lawsuits were consolidated on March 11, 2011, and that same day, plaintiffs to this consolidated action (“Delaware Consolidated Action”) filed a consolidated complaint. The fifth Delaware Lawsuit was filed on March 14, 2011 and was consolidated with the Delaware Consolidated Action on March 25, 2011. On March 25, 2011, the plaintiffs in the Delaware Consolidated Action entered into a Memorandum of Understanding (“MOU”) providing for the settlement of the Delaware Consolidated Action. The MOU resolves the allegations by the plaintiffs against the defendants in connection with the Merger Agreement and, pending confirmatory discovery and approval of the court, provides for a general release by the class of the Company shareholders of all claims against defendants and their affiliates in connection with the transactions contemplated by the Merger Agreement. In the MOU, the parties agreed to negotiate in good faith an appropriate Settlement Agreement, which will provide that upon approval of the settlement, the Delaware Consolidated Action shall be dismissed with prejudice. In addition, the MOU required that the Company provide additional supplemental disclosures to the Schedule 14D-9 previously filed by the Company, which were filed with the SEC on March 28, 2011 in an amended Schedule 14D-9. The Company believes that the supplemental disclosures were not required to be disclosed under federal securities laws or under state law and are not material as a matter of law or in the context of a security holder’s decision to tender Securities in the tender offer commenced pursuant to the Merger Agreement. The parties to the Delaware Consolidated Action are engaged in confirmatory discovery, after which they anticipate signing a formal Stipulation of Settlement and submitting the proposed settlement to the Delaware Chancery Court for approval.  In the event that the settlement in Delaware is not approved, the Company intends to defend against the allegations set forth in the Delaware Consolidated Action. Regarding the three actions in Massachusetts, all three have been dismissed. The Company believes the allegations in the lawsuits are entirely without merit and, as a result, have defended and intend to continue to defend against them. At this time, the Company believes an unfavorable outcome is less than probable and is unable to estimate the reasonably possible loss or range of possible loss, but does not believe losses, if any, would have a material effect on the results of operations or financial position taken as a whole.

GTL Action

On or about February 12, 2010, Genetic Technologies Limited (“GTL”) filed a complaint in the United States District Court for the Western District of Wisconsin for patent infringement against Beckman Coulter, Inc. (“Beckman”), among others, in connection with alleged patent infringement of U.S. Patent No. 5,612,179, which generally relates to methods of analysis of non-coding DNA sequences (the “GTL Action”).  The complaint alleged that certain of the Beckman’s processes infringe GTL’s patents.  On or about March 31, 2009, Beckman and Clinical Data entered into a stock purchase agreement, whereby Beckman acquired the Cogenics business.  Beckman asserted a claim for indemnification against Clinical Data for certain of the claims asserted by GTL against Beckman.  On August 20, 2010, Clinical Data, GTL and Beckman entered into a Settlement Agreement, pursuant to which GTL released each of Clinical Data and Beckman for all claims related to this matter. Clinical Data’s portion of the settlement of $475,000 was deducted from the funds held in escrow prior to their release; accordingly this amount has not been recorded by the Company.

Contractual Commitments and Commercial Obligations

The Company leases facilities, computer equipment and office equipment under operating and capital leases. Future minimum lease payments under these leases as of March 31, 2011 are as follows (in thousands):

Year Ending March 31,	Operating Leases	Capital Leases
2012	$549	$55
2013	452	52
2014	141	16
2015	117	-
2016	109	-
Thereafter	9	-
Total	$1,377	123
Less: amount representing interest		(37)
Total principal obligations		86
Less: current portion		(46)
Long-term capital lease		$40

Rent expense was $1.1 million during fiscal 2011.

Viibryd Commitments

Under the terms of the Company’s license agreement with Merck KGaA, Darmstadt, Germany (“Merck”), the Company was obligated to pay Merck a milestone payment of €12.5 million in common stock within 30 days of acceptance of the New Drug Application (“NDA”) filing for Viibryd. The Company recognizes the obligation to make milestone payments when they are incurred. Upon filing the NDA, the Company believed that the issuance of shares was probable and recorded the $15.7 million obligation as calculated based on the number of shares due as of March 31, 2010 under the terms of the agreement. The Company is obligated to issue a variable number of shares at a fixed Euro amount. This payment was made on May 21, 2010, when the NDA the Company filed on March 22, 2010 was accepted for review by the FDA. The Company issued 921,000 shares of its common stock valued at $13.7 million as calculated under the terms of the agreement on May 21, 2010. The $2.0 million change in the fair value of the obligation from March 31, 2010 to May 21, 2010 is recognized in the accompanying statement of operations under the caption “Other income, net.”

The Company became obligated to pay Merck a milestone payment of €9.5 million in common stock within 30 days of receipt of approval of the NDA filing for Viibryd, which occurred on January 21, 2011. On January 21, 2011, the Company issued 838,000 shares of its Company’s common stock, valued at $15.03 per share, which equaled the last reported sales price of the Company’s common stock on the NASDAQ Global Market on such date, which totaled $12.6 million.

In addition, a payment of €9.5 million ($13.5 million at March 31, 2011) will be payable to Merck within 30 days of the first sale of Viibryd in the United States. Merck will also be entitled to certain royalty payments if the Company is successful in commercializing Viibryd, and to a certain share of milestone payments from third parties if the Company sublicenses Viibryd.

Adenosine Therapeutics Acquisition Commitments

In connection with the acquisition of Adenosine Therapeutics completed in 2008, for a period of ten years following the closing, contingent consideration of up to $30 million (of which $14.7 million is recorded in long-term liabilities as of March 31, 2011) in cash may be paid by the Company to the sellers upon the achievement of certain regulatory and commercial milestones as follows: (i) $5 million upon the approval by the FDA for sale in the U.S. of any product covered by any of Adenosine Therapeutics’ patents (a “Seller Compound”); (ii) $10 million upon the initial achievement of $100 million in aggregate gross sales of any Seller Compound in any fiscal year; (iii) $15 million upon the initial achievement of $250 million in aggregate gross sales of any Seller Compound; and (iv) one-third of all licensing and/or sublicensing revenue received by the Company with respect to license and/or sublicense of any Seller Compound or any of Adenosine Therapeutics’ patents, up to a maximum aggregate of $15 million payable to the Sellers; provided, however, (a) that all amounts up to the first $5 million paid to the Sellers under section (iv) shall offset on a dollar-for-dollar basis the payment required by section (i) above and (b) all amounts paid to the Sellers in excess of $5 million pursuant to section (iv) shall offset on a dollar-for-dollar basis the payment required by section (ii) above.

On May 10, 2010, the Company received a $2.0 million milestone payment under its license agreement with Santen, of which one-third, or $667,000 was paid to the Sellers. On January 7, 2011, as a result of Santen filing the IND, the Company received an additional $2.0 million milestone payment under its license agreement with Santen, of which one-third, or $667,000 was paid to the Sellers. Each of these payments were recorded against “Contingent acquisition costs” on the accompanying consolidated balance sheet. Along with these acquisition costs, the Company has assumed all of Adenosine Therapeutics rights and obligations under licensing agreements with the University of Virginia Patent Foundation (“UVAPF”), the Public Health Service of the National Institutes of Health, the University of Massachusetts and the Penn State Research Foundation. The Company holds exclusive rights pursuant to an amended and restated license agreement the Company entered into with UVAPF in 2010 to develop and commercialize Stedivaze, ATL313 and ATL1222 pursuant to a license agreement it entered into with UVAPF in 1999. Under the terms of its license agreement with UVAPF, the Company will be obligated to pay UVAPF certain milestone payments and royalties if it is successful in commercializing these products. As a result of the $2.0 million payment received from Santen in May 2010, the Company paid UVAPF $500,000 of the milestone payment as a sublicense expense. On January 7, 2011, as a result of Santen filing the IND, the Company received an additional $2.0 million milestone payment under its license agreement with Santen, of which $500,000 is payable to UVAPF. Each of these amounts are recorded under the caption “Cost of revenues”.

(10) Equity

Common Stock

On May 21, 2010, the Company issued 921,000 shares of its common stock to Merck, the licensor of Viibryd. The stock was valued at $14.92 per share, which equaled the last reported sale price of the Company’s common stock on the NASDAQ Global Market on such date, which totaled $13.7 million.

In June 2010, the Company sold to the public 2.2 million shares of the Company's common stock at a price of $14.30 per share. The net proceeds to the Company were $29.9 million after deducting underwriting commissions and estimated expenses payable by the Company associated with this transaction.

On June 30, 2010, the Company issued 160,000 shares of its common stock to the holders of the Contingent Value Rights (“CVRs”), which were issued in connection with the acquisition of Avalon Pharmaceuticals, Inc. in May 2009. No additional shares of the Company’s common stock will be issued to the former holders of these CVRs.

On September 16, 2010, the Company’s stockholders approved an amendment to the Company’s Certificate of Incorporation to increase the authorized number of shares of common stock from 60 million to 100 million shares.

On September 16, 2010, the Company’s stockholders approved an amendment to the 2005 Equity Incentive Plan (the “2005 Plan”) to increase the aggregate number of shares issuable pursuant to the 2005 Plan from 4.6 million to 6.5 million shares.

On January 21, 2011, in connection with receipt of FDA approval of Viibryd, the Company issued 838,000 shares of its common stock to Merck. The stock was valued at $15.03 per share, which equaled the last reported sale price of the Company’s common stock on the NASDAQ Global Market on such date, which totaled $12.6 million.

As of March 31, 2011, the Company has warrants to purchase 4.1 million shares of the Company’s common stock outstanding at an average exercise price of $11.81 per share. The warrants have an average remaining contractual term of 3.11 years.

Pursuant to the Merger Agreement, the Purchaser consummated the Offer to acquire (i) all of the Shares for (A) $30.00 per Share, net to the holder thereof in cash and less any withholding taxes, and (B) contingent consideration of up to $6.00 per share that may be paid pursuant to the CVR Agreement, and (ii) all of the outstanding In-the-Money Warrants for the consideration set forth in the Merger Agreement.

(11) Income Taxes

As of March 31, 2011, the Company has not recognized any interest and penalties related to any uncertain tax positions. The Company will recognize interest and penalties related to uncertain tax positions in income tax expense should such costs be assessed. The total amount of unrecognized tax benefits that would affect the Company’s effective tax rate if recognized is $640,000 as of March 31, 2011, assuming there was no valuation allowance. The Company files income tax returns in the U.S. The Company’s U.S. federal income tax returns remain subject to examination for the years 2007 through 2011, and its state income tax returns for all years through 2011 remain subject to examination.

The following is a reconciliation of the total amounts of unrecognized tax benefits for the year ended March 31, 2011:

(in thousands)
Beginning uncertain tax benefits	$640
Current year - increases	-
Current year - decreases	-
Settlements	-
Expire statutes	-
Ending uncertain tax benefits	$640

The benefit from income taxes from continuing operations shown in the accompanying consolidated statements of operations consists of the following for fiscal 2011:

(in thousands)
Current:
Federal	$(1,016)
State	(232)
Total Current	(1,248)

Deferred:
Federal	-
State	-
Total Deferred	-
$(1,248)

The benefit from income taxes from continuing operations results from taxes charged to discontinued operations.

The benefit from income taxes from continuing operations differs from the amount computed by applying the statutory federal income tax rate to income before taxes due to the following for fiscal 2011:

(in thousands)
Benefits from taxes at statutory rate	$(34,800)
Stock-based compensation	870
Change in valuation reserves	27,493
Other	5,189
$(1,248)

The income tax effect of each type of temporary difference comprising the net deferred tax asset at March 31, 2011 is as follows:

(in thousands)
Deferred tax assets:
Net operating losses	$157,089
Capitalized research costs	11,407
Purchased intangibles	18,480
Tax credits	5,264
Other reserves and accrued liabilities	5,681
Net deferred tax asset	197,921
Less: valuation allowance	(197,921)
$-

The Company assesses whether it is more likely than not that the Company will realize its deferred tax assets. The Company determined that it was more likely than not that the net operating losses and the deferred tax assets would not be realized in future periods and a full valuation allowance has been provided for all periods.

The Company has U.S. federal net operating loss carryforwards, after limitation for a change in ownership, of $406.7 million; these carryforwards will expire from 2012 through 2031. In addition, the Company has available U.S. federal tax credit carryforwards of $5.2 million. These carryforwards which will expire between 2028 and 2031 may be used to offset future taxable income, if any. The Company has net operating loss carryforwards of $413.8 million for state purposes which expire from 2012 through 2031. Changes in the Company’s ownership, as defined in the U.S. Internal Revenue Code, as well as changes in ownership of acquired entities, may limit the Company’s ability to utilize the tax credits and net operating loss carryforwards.

(12) Stock Incentive Plans and Equity Based Compensation

In September 2002, the stockholders approved the establishment of the 2002 Incentive and Stock Option Plan (the “2002 Plan”) under which an aggregate of 375,000 shares of common stock were reserved.

In October 2005, the stockholders approved the establishment of the 2005 Plan under which an aggregate of 1.5 million shares of common stock were reserved. On September 21, 2006, the stockholders approved an amendment to the 2005 Plan which (a) increased the aggregate number of shares issuable from 1.5 million to 3.0 million and (b) increased the maximum number of shares that may be awarded to any participant in any tax year from 225,000 to 750,000 shares. On September 23, 2008, the stockholders approved a second amendment to the 2005 Plan to increase the aggregate number of shares issuable from 3.0 million to 4.6 million. On September 16, 2010, the stockholders approved an amendment to the 2005 Plan to increase the aggregate number of shares issuable from 4.6 million to 6.5 million. All options are granted at not less than the fair market value of the stock on the date of grant. Substantially all awards are expected to vest.

Under the terms of the 2002 Plan and 2005 Plan, options are exercisable at various periods and expire as set forth in the grant document. In the case where an incentive stock option is granted, the maximum expiration date is not later than 10 years from the date of grant unless made to a more than 10% stockholder; those incentive stock options expire no later than 5 years from the date of grant.

The following table summarizes stock option activity.

(in thousands, except for per share amounts)	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding April 1, 2010	3,908	$14.17
Granted	1,198	17.67
Cancelled/Expired	(260)	15.87
Exercised	(422)	13.77
Outstanding March 31, 2011	4,424	$15.06	7.3 years	$67,087

Exercisable March 31, 2011	2,551	$13.84	6.0 years	$42,316

Available for future grants March 31, 2011	1,372

The intrinsic value of options exercised during fiscal 2011 was $5.7 million. Cash received from stock option exercises during the year ended March 31, 2011 was $5.8 million.

During fiscal 2011, the Company granted 30,000 shares of restricted common stock to certain members of the Board of Directors; one-half vested immediately and the remainder vests one year after grant. The fair value of these shares totaled $491,000, or $16.16 per share.  As of March 31, 2011, there were 15,000 shares of restricted common stock which had not yet vested.

The following table presents the stock-based compensation expense for the period ended March 31, 2011:

(in thousands)
Sales and marketing	$249
Research and development	2,125
General and administrative	4,656
Stock based compensation expense, net	$7,030

In addition, the Company expensed $864,000 in net income (loss) from discontinued operations in fiscal 2011.

As of March 31, 2011, there was $13.4 million of total unrecognized compensation cost related to unvested stock-based compensation arrangements granted under the stock plans. That cost is expected to be recognized over a weighted average remaining period of 2.24 years.

The fair value of options on the date of grant was estimated using the Black-Scholes option pricing model. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. Expected stock price volatility was calculated based on the historical volatility of the Company’s common stock over the expected life of the option. The average expected life was based on an average of the vesting period and the contractual term of the option in accordance with the simplified method described in SEC Staff Accounting Bulletins 107 and 110 due to lack of history of employee exercises. The risk-free interest rate is based on zero-coupon U.S. Treasury securities with a maturity term approximating the expected life of the option at the date of grant. No dividend yield has been assumed as the Company does not currently pay dividends on its common stock.

The Company used the following assumptions to estimate the fair value of share-based payment awards for the year ended March 31, 2011:

Risk-free interest rate	1.25 - 2.50%
Expected dividend yield	0.00%
Expected lives	6 years
Expected volatility	53 - 71%
Weighted average grant date fair value	$9.23

Pursuant to the Merger Agreement, the Company was required to cause each Cash-Out Option to be canceled immediately prior to the Merger. Each holder of the Cash-Out Options was entitled to receive (A) an amount in cash, equal to the product of (i) the amount by which (x) $30.00 exceeds (y) the per share exercise price of such Cash-Out Option, multiplied by (ii) the number of shares of common stock subject to such Cash-Out Option as of immediately prior to the Merger, and (B) the contractual right to receive the CVR Portion with respect to the total number of shares of common stock subject to such Cash-Out Options as of immediately prior to the Merger as set forth in the CVR Agreement.

The Company was required to cause each CVR Option to be canceled immediately prior to the Merger. Each holder of the CVR Options was entitled to the contractual right to receive the CVR Portion reduced by the aggregate amount by which the exercise price of such shares of common stock subject to such CVR Option is more than the product of $30.00 multiplied by the number of shares subject to such CVR Option, as provided in the CVR Agreement.

The Company was required to cause each unexercised Out-of-the Money Option to be canceled immediately prior to the Merger. Each holder of an Out-of-the Money Option received no consideration as a result of the Merger.

(13) Defined Contribution Plans

The Company sponsors defined contribution plans for its employees. Contributions and expenses incurred by the Company amounted to $249,000 during fiscal 2011.

(14) Related Party Transactions

Randal J. Kirk, one of the Company’s directors, the Chairman of the Company’s Board of Directors and a stockholder of the Company invested, through certain of his affiliates, $6.0 million in Transgenomic in the form of a purchase of Transgenomic’s Series A convertible preferred stock and warrants to purchase Series A convertible preferred stock. The investment by Mr. Kirk was used to fund the cash portion of Transgenomic’s acquisition of the FAMILION and Biomarker Business.

(15) Subsequent Events

In preparing the financial statements, in accordance with the Financial Accounting Standards Board’s guidance on “Subsequent Events”, the Company has reviewed events that have occurred after March 31, 2011, and through the date of issuance of the financial statements on June 20, 2011.  During this period, Forest completed its acquisition of the Company, pursuant to the Merger Agreement, as discussed in further detail within Notes 1 and 2.  In addition, Forest entered into a settlement agreement with AMRI, as discussed in further detail within Note 9. There were no other material subsequent events.